UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

UNIFIRST CORPORATION
(Name of Registrant as Specified In Its Charter)

ENGINE CAPITAL LP

ENGINE JET CAPITAL, L.P.

ENGINE LIFT CAPITAL, LP

ENGINE AIRFLOW CAPITAL, L.P.

ENGINE CAPITAL MANAGEMENT, LP

ENGINE CAPITAL MANAGEMENT GP, LLC

ENGINE INVESTMENTS, LLC

ENGINE INVESTMENTS II, LLC

ARNAUD AJDLER

MICHAEL A. CROATTI

MICHAEL A. CROATTI JR

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Engine Capital LP, together with the other participants named herein (collectively, “Engine”), has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Engine’s slate of director nominees at the 2026 annual meeting of shareholders (the “Annual Meeting”) of UniFirst Corporation, a Massachusetts corporation (the “Company”).

Item 1: On December 16, 2025, Engine issued the following press release:

Engine Capital Comments on UniFirst Common Shareholders’ Decisive
Mandate for Change at 2026 Annual Meeting

Majority of Common Stock Outstanding Supported Both Engine Nominees

Less than 19% and 24% of Common Stock Outstanding, Respectively, Voted “FOR” Incoming Chairman Joseph Nowicki and Director Steven Sintros

Both Engine Nominees Would Have Been Elected If All Holders Had One Vote Per Share

Engine Urges the Independent Directors and Croatti Trustees to Heed Shareholders’ Demand for a Strategic Review and Pursue Sale of the Company

NEW YORK--(BUSINESS WIRE)--Engine Capital LP (together with its affiliates, “Engine” or “we”), which owns approximately 3.2% of the outstanding shares of common stock of UniFirst Corporation (NYSE: UNF) (“UniFirst” or the “Company”), today commented on the results of the Company’s 2026 Annual Meeting (the “Meeting”).

Based on the preliminary results of the Meeting, a majority of the common stock outstanding (14,530,548 shares) voted for both of Engine’s nominees, Arnaud Ajdler and Michael A. Croatti:

	COMMON SHARES “FOR”	% FOR
Michael A. Croatti	8,940,474	61.5%
Arnaud Ajdler	8,587,063	59.1%
Joseph Nowicki	2,691,671	18.5%
Steve Sintros	3,413,929	23.5%

We also believe that, if all holders had one vote per share, rather than the ten votes per share enjoyed by holders of the Company’s Class B common stock, both Engine nominees would have received more votes than the Company’s nominees and would have been elected. In other words, a majority of UniFirst’s economic owners supported both Engine nominees. The Company’s nominees failed to win support from a majority of shares, but were elected anyway, because the Croatti trustees control 71.0% of the Company’s voting rights with just 19.6% of the economic ownership.

SHARES “FOR”
Michael A. Croatti	9,013,235
Arnaud Ajdler	8,659,824
Joseph Nowicki	6,169,175
Steve Sintros	6,891,433

Mr. Ajdler, Founder and Managing Partner of Engine, commented:

“This proxy contest was a decisive referendum on the leadership of the Croatti trustees (including Cynthia, Carol, and Matt Croatti) and the independent directors (Mr. Nowicki, Sergio A. Pupkin, Cecilia McKenney, and Michael Iandoli). Shareholders’ overwhelming support for Engine’s nominees and its platform represents an unequivocal rebuke of UniFirst’s value-destructive standalone strategy and sends a powerful message that the Board should immediately initiate a strategic review and engage with potential buyers.

The rejection of the Company’s nominees also underscores the need for UniFirst to improve its governance by eliminating its dual-class structure and signals that there is no interest in continuing Cynthia Croatti’s failed leadership by allowing her to hand-pick Kelly Rooney as the Company’s next CEO.

It is time for Carol and Matt Croatti – who have refused to engage with us directly – to finally recognize that they are out of step with what mattered most to Ron Croatti: winning in the marketplace, keeping his family united, and making smart financial decisions for the benefit of the family – especially his children. Instead, the Croatti’s current standalone strategy is driving market share losses, deepening family divisions, and destroying shareholder value. Selling the Company is the best path to achieving Ron’s goals and honoring his legacy.

With less than 19% of the common stock outstanding and a minority of the economic owners supporting Mr. Nowicki, the independent directors must acknowledge that they no longer have a mandate from shareholders to oversee the Company, and their approach is misaligned with shareholder interests. Continuing this trajectory risks lasting damage to their professional reputations and future opportunities. The outmoded dual-class share structure is the only reason the current Board is still even in a position to make decisions on behalf of shareholders.

In its statement announcing the results of the election, the Board refers to “enhancing value” and “tak[ing] actions… that we believe are in the best interest of all UniFirst shareholders.”1 Shareholders have articulated what that means and it’s time for the Croatti trustees and the independent directors to accept reality and execute on the mandate shareholders delivered at the Meeting.

We reiterate our call for the Board to form a special committee of independent directors and initiate a thorough assessment of value-maximizing alternatives, including a sale of the Company.”

About Engine Capital

Engine Capital LP is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com

1 Source: Company’s press release: https://www.sec.gov/Archives/edgar/data/717954/000119312525319176/unf-ex99_1.htm

Item 2: Also, on December 16, 2025, Engine posted the following materials and updates to www.SaveUniFirst.com: